UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 5, 2010
Advanced Energy Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26966	84-0846841
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1625 Sharp Point Drive, Fort Collins, Colorado	80525
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (970) 221-4670
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 5, 2010, Elwood Spedden notified Advanced Energy Industries, Inc. of his intent to retire from the Board of Directors of Advanced Energy at the end of his current term. Mr. Spedden’s term will expire at the next annual meeting of stockholders, expected to be held in May 2010.
Mr. Spedden has served as a director of Advanced Energy since 1995, bringing to the board executive management and sales experience in the flat panel display equipment and semiconductor capital equipment industries. The company has benefited from his insight and understanding, particularly in the areas of customer relations, sales and marketing and organizational development. The company intends to negotiate terms for, and enter into, an advisory agreement with Mr. Spedden, effective as of his retirement from the board, to enable the senior management team to retain access to the benefits of Mr. Spedden’s experience.
Douglas Schatz, Chairman and co-founder of Advanced Energy, noted, “Woody has been a tremendous contributor to Advanced Energy, serving as one of the company’s first outside directors and providing us with the benefit of his experience and guidance for the last 15 years. We very much appreciate his willingness to serve as a consultant and assist the company through a transition period. He has all of our best wishes for a well-deserved and enjoyable retirement.”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced Energy Industries, Inc.
Date: March 11, 2010	/s/ Thomas O. McGimpsey
Thomas O. McGimpsey
Vice President, General Counsel & Corporate Secretary